SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement

/ /  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))

/x/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12


                         ROFIN-SINAR TECHNOLOGIES INC.
-----------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


-----------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

/x/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transactions applies:

          -------------------------------------------------------------------
      2)  Aggregate number of securities to which transaction applies:

          -------------------------------------------------------------------
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          -------------------------------------------------------------------
      4)  Proposed maximum aggregate value of transaction:

          -------------------------------------------------------------------
      5)   Total fee paid:

          -------------------------------------------------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by the registration statement number, or the Form or Schedule and the date of its filing.

       1)   Amount Previously Paid:__________________________________________

       2)   Form Schedule or Registration Statement No.:_____________________

       3)   Filing Party:____________________________________________________

       4)   Date Filed:______________________________________________________

                    [ROFIN-SINAR TECHNOLOGIES LOGO]


PETER WIRTH
     Chairman of the Board,
     President and
     Chief Executive Officer                             January 28, 1998


Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders that will be held on Wednesday, March 25, 1998, at 10:00 a.m., local time, at the Fiesta Inn, 2100 South Priest Drive, Tempe, AZ 85282.

The enclosed notice and proxy statement contain details concerning the business to be acted upon at the meeting. You will note that the Board of Directors of the Company recommends a vote "FOR" the election of two directors to serve until the 2001 Annual Meeting of Stockholders and for the ratification of KPMG Peat Marwick LLP as independent public auditors of the Company. Please sign and return your proxy card in the enclosed postage-paid envelope at your earliest convenience to assure that your shares will be represented and voted at the meeting even if you cannot attend.

To help us plan for the meeting, please mark the appropriate box on the accompanying proxy card telling us if you will be attending.



                                     Sincerely,

                                     /s/  Peter Wirth
                                     ----------------------
                                     Peter Wirth

                    [ROFIN-SINAR TECHNOLOGIES LOGO]

             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS
OF ROFIN-SINAR TECHNOLOGIES INC.


The Annual Meeting of Stockholders of Rofin-Sinar Technologies, Inc. will be held at Fiesta Inn, 2100 South Priest Drive, Tempe, AZ 85282, on Wednesday, March 25, 1998, at 10:00 a.m., local time, for the following purposes:

    1. To elect two Class II directors to serve for a three-year term until the 2001 Annual Meeting of Stockholders;

    2. To appoint KPMG Peat Marwick LLP as independent auditors for the Company for the fiscal year ended September 30, 1998; and

    3. To transact such other business as may properly come before the meeting and any adjournments thereof.

Stockholders of record at the close of business on January 23, 1998 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.


                                By Order of the Board of Directors

                                /s/ Derek Heins
                                -------------------------------
                                Derek Heins
                                Secretary


Plymouth, Michigan
January 28, 1998


EACH STOCKHOLDER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. IN THE EVENT A STOCKHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

                         ROFIN-SINAR TECHNOLOGIES INC.
                               45701 MAST STREET
                           PLYMOUTH, MICHIGAN  48170

                      ----------------------------------
                                PROXY STATEMENT
                      ----------------------------------

                      FOR ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON MARCH 25, 1998

                      ----------------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Rofin-Sinar Technologies Inc., a Delaware corporation (the "Company"), to be voted at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at Fiesta Inn, 2100 South Priest Drive, Tempe, AZ 85282, on March 25, 1998 at 10:00 a.m., local time, and at any adjournments thereof. The approximate date on which this Proxy Statement and form of proxy are first being sent to the stockholders is January 28, 1998.

     Only holders of record of shares of Common Stock of the Company at the close of business on January 23, 1998 (the "Record Date") are entitled to vote at the Annual Meeting or any adjournments thereof. Each owner of record on the record date is entitled to one vote for each share of Common Stock of the Company so held. The presence, either in person or by properly executed proxy, of the owners of a majority of the outstanding shares of Common Stock of the Company is necessary to constitute a quorum at the Annual Meeting and to permit action to be taken by the stockholders at such meeting. As of the close of business on the Record Date, there were 11,514,700 shares of Common Stock of the Company outstanding.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company (to the attention of Derek Heins) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

     All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. Stockholders voting by proxy for the election of directors nominated to serve until the 2001 Annual Meeting may vote in favor of all nominees or withhold their votes as to all nominees or withhold their votes as to specific nominees. Stockholders should specify their choices on the enclosed form of proxy. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a signed proxy will be voted FOR the election of all nominees for director and FOR the proposal to ratify the appointment of auditors. Directors will be elected by a plurality of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will not affect the outcome of the vote.

     The Board of Directors of the Company knows of no business that will be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement. If any other matters are presented at the Annual Meeting, the persons named in the proxy card will vote in accordance with their judgment.

     This solicitation is being made by the Board of Directors of the Company and its cost (including preparing and mailing of the notice, this Proxy Statement and the form of proxy) will be paid by the Company. The Company will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy material to their principals and will reimburse them for their reasonable expenses in so doing. To the extent necessary in order to ensure sufficient representation at the Annual Meeting, officers and regular employees of the Company may solicit the return of proxies by mail, telephone, telegram, telex and personal interview. No compensation in addition to regular salary and benefits will be paid to any officer or regular employee for such solicitation.

                                 PROPOSAL ONE:
                             ELECTION OF DIRECTORS

 Board of Directors

     The Board of Directors of the Company is divided into three classes, each class serving for a period of three years. Under the By-Laws of the Company the number of directors of the Company has initially been set at six.

     One-third of the members of the Board of Directors are elected by the stockholders annually. The Class II directors whose terms will expire at the Annual Meeting are Hinrich Martinen and Gary K. Willis, both of whom have been nominated by the Board of Directors to stand for reelection as directors to hold office until the 2001 Annual Meeting of Stockholders and until their successors are elected and qualified. The Board of Directors knows of no reason why either nominee will be unable or unwilling to serve as a nominee or director if elected.

     Certain information about Hinrich Martinen and Gary K. Willis, the Board's Class II director nominees, is furnished below:

   Hinrich Martinen is Executive Vice President, Research and Development / Operations and Chief Technical Officer, as well as a member of the Board of Directors of the Company. He has held a number of senior R&D management positions since joining Rofin-Sinar Laser GmbH ("RSL") in 1981 and is currently the Technical Director of RSL. Mr. Martinen holds a Master's Degree in Physics from the University of Hamburg, Germany.

   Gary K. Willis has been a member of the Company's Board of Directors since September 1996. Since 1992, he has been President, Chief Executive Officer and Director of Zygo Corporation. He was an independent consultant between 1990 and 1992. Before 1990, Mr. Willis was President, Chief Executive Officer and a director of the Foxboro Company. Mr. Willis served as a director of Neworld Bank from 1991 through June 1994.


     The two nominees receiving the highest number of affirmative votes will be elected as Class II directors of the Company.

Recommendation of the Board of Directors Concerning the Election of Directors

     The Board of Directors of the Company recommends a vote FOR Hinrich Martinen and Gary K. Willis as Class II directors to hold office until the 2001 Annual Meeting of Stockholders and until their successors are elected and qualified. Proxies received by the Board of Directors will be so voted unless stockholders specify a contrary choice in their proxy.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
          FOR A THREE-YEAR TERM EXPIRING AT THE 2001 ANNUAL MEETING:

      Name                         Age          Director Since
      ----                         ---          --------------
 Hinrich Martinen                  55                 1996

 Gary K. Willis (A)                52                 1996


           DIRECTORS WHOSE TERMS EXPIRE AT THE 1999 ANNUAL MEETING:

      Name                         Age          Director Since
      ----                         ---          --------------
Peter Wirth                        51                 1996

William R. Hoover (B)              68                 1996


           DIRECTORS WHOSE TERMS EXPIRE AT THE 2000 ANNUAL MEETING:

      Name                         Age          Director Since
      ----                         ---          --------------
Gunther Braun                      40                1996

Ralph E. Reins (A) (B)             57                1996


-----------------
(A) Member of the Audit Committee.
(B) Member of the Compensation Committee.

                       DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the executive officers.

Name                  Age       Title
----------------      ---       -----------------------------------------
Peter Wirth           51        Chairman of the Board of Directors, Chief
                                Executive Officer and President

Hinrich Martinen      55        Executive Vice President, Research and
                                Development Operations, Chief Technical
                                Officer and Director

Gunther Braun         40        Executive Vice President, Finance and
                                Administration, Chief Financial Officer,
                                Treasurer and Director

Walter Volkmar        54        General Manager, RSL Marking Division

Richard Walker        52        General Manager, Rofin-Sinar, Inc. ("RSI")

William R. Hoover     68        Director

Ralph E. Reins        57        Director

Gary K. Willis        52        Director


Business Experience

Peter Wirth is Chairman of the Board of Directors, Chief Executive Officer and President of the Company. He has also served as the General Manager of RSL since October 1994. From 1991 until October 1994, Dr. Wirth was President of Rofin-Sinar, Inc. He joined Rofin-Sinar in 1979 as Sales Manager for Industrial Lasers, and became Director, Sales and Marketing in 1983. He holds a Master's Degree and a Ph.D in Physics from the Technical University in Munich, Germany.

Hinrich Martinen is Executive Vice President, Research and Development / Operations and Chief Technical Officer, as well as a member of the Board of Directors of the Company. He has held a number of senior R&D management positions since joining RSL in 1981 and is currently the Technical Director of RSL. Mr. Martinen holds a Master's Degree in Physics from the University of Hamburg, Germany.

Gunther Braun has been Executive Vice President, Finance and Administration, Chief Financial Officer and Treasurer, as well as a member of its Board of Directors, since September 1996. Since 1994, he has also been the Financial Director for Rofin-Sinar Laser GmbH. He joined RSL in 1989 when RSL acquired the Laser Optronic's marking division of Coherent General Inc. Mr. Braun holds a Business Administration degree from the Fachhochschule in Regensburg, Germany.

Walter Volkmar has been the Manager of the Marking Division of RSL since 1994. He joined RSL in 1989 when RSL acquired the Laser Optronic's marking division of Coherent General Inc. Dr. Volkmar holds Master's Degrees in Mechanical Engineering and Business Administration from the Technical University in Darmstadt, and a Ph.D. in Economics and Trade from the University of Parma in Italy.

Richard Walker has been the General Manager of RSI since September 1996. He was Vice President Sales and Marketing of RSI from 1993 through September 1996. Mr. Walker joined RSI in 1988 as Vice President Marketing for Nd:YAG products. Mr. Walker holds a B.S. from the University of London.

William R. Hoover has been a member of the Company's Board of Directors since September 1996. He is the Chairman of the executive Committee of Computer Sciences Corporation, a provider of information technology consulting, Systems integration and outsourcing to industry and government; Chairman of the Board of that company from November 1972 to march 1997. He has been consultant to that company since March 1995; prior to that, he was its President from November 1969 to March 1995 and its Chief Executive Officer from November 1972 until March 1995. Mr. Hoover serves as Director on the Boards of Computer Sciences Corporation, Merrill Lynch & Co., Storage Technology Corp. and Eltron International.

Ralph E. Reins has been a member of the Company's Board of Directors since September 1996. He is the former President and Chief Executive Officer of AP Parts International, Inc. Previously, Mr. Reins served as President and Chief Executive Officer of Envirotest Systems Corp. in 1995, as President of Allied Signal Automotive from 1991 through 1994 and as President of United Technologies Automotive from 1990 to 1991. Prior to that, he was Chairman, Chief Executive Officer, President and Chief Operating Officer of Mack Truck from 1989 to 1990 and President and Chief Executive Officer of ITT Automotive from 1985 to 1989. Mr. Reins is a member of the University of Michigan's National Advisory Council and the Society of Automotive Engineers.

Gary K. Willis has been a member of the Company's Board of Directors since September 1996. Since 1992, he has been President, Chief Executive Officer and Director of Zygo Corporation. He was an independent consultant between 1990 and 1992. Before 1990, Mr. Willis was President, Chief Executive Officer and a director of the Foxboro Company. Mr. Willis served as a director of Neworld Bank from 1991 through June 1994.


Relationships Among Directors or Executive Officers

     There are no family relationships among any of the directors or executive officers of the Company.


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten percent shareholders are also required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely upon a review of the copies of such forms, the absence of a Form 3 or Form 5 or written representations that no Form 5's were required, the Company believes that, with respect to the fiscal year ended September 30, 1997, its officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

                     COMMITTEES OF THE BOARD OF DIRECTORS;
                    MEETINGS AND COMPENSATION OF DIRECTORS

     In fiscal 1997 three regular meetings of the Board of Directors were held. The Board has an Audit Committee and a Compensation Committee. It does not have a nominating committee or a committee performing the functions of a nominating committee.

     The Audit Committee. The responsibilities of the Audit Committee are to recommend to the Board of Directors the independent public accountants to be selected to conduct the annual audit of the books and records of the Company, review the proposed scope of such audit and approve the audit fees to be paid, review the adequacy and effectiveness of the accounting and internal financial controls of the Company with the independent public accountants and the Company's financial and accounting staff and review and approve transactions between the Company and its directors, officers and affiliates. The members of the Audit Committee are Mr. Reins and Mr. Willis. Neither Mr. Reins or Mr. Willis are employees of the Company. In fiscal 1997 three meetings of the Audit Committee were held.

     The Compensation Committee. The responsibilities of the Compensation Committee are to provide a general review of the Company's compensation and benefit plans to ensure that they meet corporate financial and strategic objectives. The responsibilities of the Compensation Committee also include administering the Equity Incentive Plan and the Annual Incentive Plan (both of which are described below), including selecting the officers and salaried employees to whom awards will be granted and making such awards. The members of the Compensation Committee are Mr. Hoover and Mr. Reins. Neither Mr. Hoover or Mr. Reins are employees of the Company. In fiscal 1997 four meetings of the Compensation Committee were held.

     Compensation of Directors. Directors who are not employees of the Company are entitled to an annual cash retainer fee of $15,000 plus an honorarium of $1,000 and $500 for each board meeting and committee meeting, respectively, which they attend, plus reimbursement of expenses. In addition, at the time of the IPO (as defined herein), the Company adopted a non-employee director stock plan (the "Directors' Plan") which authorized 100,000 shares of Common Stock for issuance pursuant to stock awards and restricted stock awards to non-employee directors. Under the Directors' Plan, each non-employee director who is first elected or appointed to the Board of Directors prior to age 65 will receive an initial grant of 1,500 shares of Common Stock and an annual grant of 1,500 shares of Common Stock in each subsequent year. Each non-employee director who is first appointed or elected to the Board of Directors after attaining age 65 will receive upon his or her initial appointment or election a one-time grant of 7,500 shares of restricted stock which will vest in five equal installments on the date of grant and each of the following four anniversaries thereof. Upon their initial appointment to the Board of Directors on September 26, 1996, Messrs. Reins and Willis each received an initial grant of 1,500 shares of Common Stock and Mr. Hoover received a grant of 7,500 shares of restricted stock.
In addition, Messrs. Reins and Willis each received their fiscal 1998 grants of 1,500 shares on October 1, 1997.

                    OWNERSHIP OF COMMON STOCK BY MANAGEMENT

     The following table sets forth information as of January 1, 1998, with respect to beneficial ownership of the Company's Common Stock by each director, each of the executive officers named in the Summary Compensation Table below (each, a "Named Executive Officer"), and the directors and executive officers of the Company as a group. To the Company's knowledge, each of the directors and executive officers has sole voting and investment power with respect to the shares he or she owns.

                             Number of Shares of
                                Common Stock
        Name                  Beneficially Owned         Percentage of Class
        ----                 -------------------         -------------------
Peter Wirth.................       10,700                         *
Hinrich Martinen............        9,700                         *
Gunther Braun...............       10,200                         *
Walter Volkmar..............        9,000                         *
Richard Walker..............        5,300                         *
William R. Hoover...........       37,500                         *
Ralph E. Reins..............       11,500                         *
Gary K. Willis..............        6,500                         *
All directors and executive
  officers  as a group
  (8 persons)..............       100,400                         *

------------------------
* Less than one (1) percent of class.

(1) The amounts listed include the following shares of Common Stock that may be acquired within 60 days through the exercise of stock options: Dr. Wirth, 8,400; Mr. Martinen, 7,200; Mr. Braun, 7,200; Dr. Volkmar, 6,000; Mr. Walker, 4,800.


                            PRINCIPAL STOCKHOLDERS

                             Beneficial Ownership

The following table sets forth information as to the only persons known to the Company to be the beneficial owner of more than five (5) percent of the Company's common stock:


 Name and address of             Amount and Nature
  Beneficial Owner           of Beneficial Ownership     Percentage of Class
 -------------------         -----------------------     -------------------

Henderson Investors               1,531,421 (a)                 13.3 %
3 Finsbury Avenue
London, England
EC2M  2PA

Founders Asset Management, Inc.     588,700 (b)                  5.1 %
2930 East Third Avenue
Denver, Colorado  80206

_________________
(a) The information shown is as of September 30, 1997. These securities are owned by Henderson plc and its wholly owned subsidiaries Henderson Investors Limited and Henderson Administration Limited. Henderson plc is a Public Limited Company organized under the laws of England.

(b) The information shown is as of September 30, 1997. These securities are owned by Founders Asset Management, Inc.

                             CERTAIN TRANSACTIONS

     Prior to the consummation of the Company's initial public offering ("IPO")on September 30, 1996, the business of the Company was conducted by subsidiaries of Siemens AG ("Siemens"), a company organized under the laws of the Federal Republic of Germany whose principal business is the design, development, manufacture and marketing of a wide range of electrical and electronics products and systems. In connection with the IPO, Siemens and certain of its subsidiaries entered into the following agreements with the Company and certain of its subsidiaries with respect to the transfer of the laser business of Siemens to the Company.

Transfer Agreements

     The Company, Siemens and Siemens Power Corporation, a subsidiary of Siemens ("SPC"), entered into certain sale and transfer agreements (collectively, the "Transfer Agreements") pursuant to which, the Company purchased all of the outstanding capital stock of Rofin-Sinar Laser GmbH ("RSL") from Siemens and all of the outstanding capital stock of Rofin-Sinar Inc. ("RSI") from SPC for an aggregate purchase price of $70.1 million.

     The Transfer Agreements govern the allocation of liabilities and obligations of the respective businesses of the Company, Siemens and their respective subsidiaries. Pursuant to the Transfer Agreements, the Company and Siemens are each responsible for all claims and liabilities relating to its own business and the businesses of its respective subsidiaries (whether or not such claims and liabilities are asserted, or arise from activities occurring, prior to the closing of the Offerings), except as provided in the Transfer Agreements and the Tax Allocation and Indemnification Agreement (described below), and will each indemnify the other against such claims and liabilities.

     Pursuant to the Transfer Agreements, the Company and Siemens have each agreed to indemnify each other and their respective affiliates for certain liabilities that may arise after the offering date (which is defined to be the date of closing of the Offerings). The Company will indemnify Siemens and its affiliates for any claims or liabilities arising out of (i) the ownership or operation by the Company of its business, properties or assets after the completion of the Offerings, (ii) any breach or inaccuracy in any of the representations or warranties of the Company contained in the Transfer Agreements or (iii) any failure by the Company to perform any of its obligations, covenants or agreements contained in or contemplated by the Transfer Agreements. In addition, the Company irrevocably and unconditionally waives any right against Siemens or any of its subsidiaries for any reimbursement or funding of any losses incurred by RSL pursuant to a profit and loss transfer arrangement between RSL and Siemens which has been terminated and relating to periods following the termination for tax purposes of such arrangement.

     Siemens will indemnify the Company and its affiliates for (i) any breach or inaccuracy in any of the representations or warranties relating to Siemens contained in the Transfer Agreements, (ii) any failure by Siemens to perform any of its obligations, covenants or agreements contained in the Transfer Agreements and (iii) for all German and certain other taxes imposed upon RSL for tax periods prior to the consummation of the IPO (for fiscal 1996, in excess of amounts recorded or incurred in the ordinary course). Although Siemens received a dividend in respect of RSL's fiscal 1996 earnings shortly before the end of such fiscal year, a capital contribution in like amount was made to RSL by Siemens immediately prior to the transfer of the RSL stock to the Company, with the effect that such earnings were for the account of RSL.

     The Transfer Agreements also provide that Siemens and its subsidiaries, subject to certain exceptions, will not engage in the design, development, engineering, manufacture and marketing of laser products for material processing applications for a period of four years after the closing of the IPO.

Tax Allocation and Indemnification Agreement

     For United States federal income tax reporting purposes, for periods prior to September 30, 1996, the Company and RSI filed a consolidated federal income tax return with other members of the affiliated group of corporations of which Siemens Corporation ("SC"), the parent company of SPC, is the common parent (the "SC Group"). Under United States Federal income tax law, each corporation in a consolidated group is liable for all taxes of the consolidated group. In the event that SC and other members of the SC Group do not discharge the tax obligations for Federal income tax periods of the SC Group which end with the tax period which includes the date of consummation of the Offerings, the Company and RSI could be required under law to satisfy such obligations.

     The Company, RSI, SC and SPC entered into a Tax Allocation and Indemnification Agreement (the "TAIA") to reflect the fact that the Company and RSI are no longer be a part of the SC Group because of the IPO. Pursuant to the TAIA, the SC Group will bear the economic burden of all income taxes imposed on the income of any member of the SC Group, including the Company and RSI, with respect to a tax period prior to September 30, 1996. SC and SPC will indemnify the Company and RSI for (i) all such income taxes and (ii) any reduction in the deferred tax asset of RSI attributable to its net operating loss carryforwards, which reduction results from an adjustment to taxable income for periods prior to September 30, 1996. The TAIA also contains provisions for the disposition of audits and contests regarding tax items relating to RSI during the period it was a member of the SC Group.

Intercompany Transactions

     In the ordinary course of business, the Company and its subsidiaries and Siemens or affiliates of Siemens have from time to time entered into various business transactions and agreements, and the Company and its subsidiaries and Siemens or such affiliates of Siemens may enter into additional transactions and agreements from time to time in the future.

     The Company and its subsidiaries have provided certain products (primarily laser markers) and related services to Siemens and its affiliates. Revenue from such transactions amounted to $2.9 million, $1.2 million and $5.4 million for the fiscal years ended September 30, 1994, 1995 and 1996, respectively. In addition, the Company and its subsidiaries have from time to time purchased certain products (primarily electrical components, subassemblies and computers used in the Company's products) from Siemens and its affiliates. Such purchases totaled approximately $2.7 million, $2.4 million and $4.4 million for the fiscal years ended September 30, 1994, 1995 and 1996, respectively. The Company continues to engage in transactions involving products and services with Siemens and its affiliates on generally the same basis as it would engage in transactions with any other unaffiliated third party. In addition, the Company and Siemens intend to continue their cooperative relationship for the development of certain advanced industrial laser technologies.


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Hoover and Mr. Reins are the members of the Compensation Committee of the Board of Directors of the Company, neither of whom is an officer of the Company. There are no compensation committee interlocks involving executive officers of the Company.


                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Committee Report on Executive Officer Compensation

The Compensation Committee consists solely of non-management directors. The current members of the Compensation Committee are Messrs. Hoover and Reins.

Policies, Goals and Responsibilities

The Compensation Committee is responsible for oversight and administration of executive compensation. The philosophy of the Compensation Committee is to establish an executive compensation program that will allow the Company to achieve the following objectives:

    -   Attract, retain and motivate key executives of the Company.

    - Tie executive pay to shareholder value creation through the use of equity-based incentives.

    - Link pay to performance by making individual compensation directly dependent upon the achievement of certain predetermined performance goals.

The Company's executive compensation programs are designed to meet three fundamental objectives: (i) to set compensation at levels sufficient to attract and retain a diverse mix of experienced, highly competent executives;
(ii) to provide incentives to improve the Company's financial performance and performance against strategic and operational goals; and (iii) to evaluate, reinforce and reward individual achievement of business objectives with pay that fluctuates with performance.

The salary and incentive compensation programs for the Company's executive officers were established based on advice from independent consultants by reference to a survey group of companies with sales of less than $500 million per year. The use of independent consultants has provided additional assurance that the Company's compensation programs are appropriately aligned with its objectives, and that, based upon survey data, executive compensation levels are appropriately aligned with the compensation levels of persons in similar positions at comparable companies, taking into account, in certain instances, differences between U.S. and German compensation practices.

Components of Compensation

Base Salaries. In fiscal year 1997, executive officer base salaries were based both on Siemens' historical practices and on information and recommendations provided by the Company's independent consultants. The Compensation Committee anticipates that, in the future, executive officer base salaries will be reviewed on an annual basis and that base salary increases will be determined by an evaluation of factors which may include individual performance and comparisons with salaries paid at comparable companies in the Company's industry.

Annual Incentives. In fiscal year 1997, the Company's executive officers received discretionary bonuses under the Company's Annual Incentive Plan.
The Annual Incentive Plan was established in 1996 and provides that key employees, including executive officers, are eligible to participate at the discretion of the Compensation Committee. Bonuses with respect to fiscal year 1997 were based upon the degree to which the Company (or, with respect to middle management, the applicable business unit or division of the Company) achieved certain preset performance goals related to order entry, net sales, operating profits and after-tax profits. The maximum bonus each participant may receive under the Annual Incentive Plan is expressed as a percentage of salary, with percentages varying among participants based upon their positions at the Company. The Compensation Committee anticipates that, in the future, survey data and comparisons to comparable companies will also be considered in determining performance criteria and bonus levels.

Long-Term Incentives. In 1996, the Company adopted an Equity Incentive Plan which provides for grants of stock options, restricted stock and performance shares to officers and other key employees of the Company.

The Compensation Committee believes that stock options are an important part of incentive compensation because stock options only have value if the Company's stock price increases over time. Thus, the Compensation Committee anticipates that additional options grants will be made to the executive officers and other key employees of the Company from time to time to reflect their ongoing contributions to the Company, to provide additional incentives and to take into account practices at competitive companies.

During fiscal year 1997, the Company recommended grants of options to individual executive officers based upon a review of each officer's individual performance goals, his long-term potential contribution to the Company and by a comparison to the sizes of awards to persons in similar positions is a survey group of companies with sales of less than $500 million provided by the Company's independent consultants. Thus, the Compensation Committee, as administrator of the Equity Incentive Plan, made option grants to the executive officers and other key employees of the Company to reflect their ongoing contributions to the Company, to provide additional incentives and to take into account practices at competitive companies.

In fiscal year 1997, the Company granted stock options to key employees of the Company, including the executive officers, under the Equity Incentive Plan. All such stock options were granted with an exercise price of $16.875, the fair market value of the stock on the date of grant. Such options will vest in equal installments on each of the first five anniversaries of the date of grant.

The stock option awards for each executive officer were determined primarily with reference to a comparison to the sizes of awards to persons in similar positions in a survey group of companies with sales of less than $500 million per year provided by the Company's independent consultants.

Compensation of the Chairman of the Board and Chief Executive Officer

The Company and Mr. Wirth are parties to an employment agreement providing for a minimum base annual salary, subject to periodic adjustment, of DM 367,500 (which equated to $229,699 in fiscal year 1997 based on a weighted average currency exchange rate of US $1.00 = DM 1.6688) and annual incentive bonuses. Mr. Wirth's minimum salary level was determined based upon the recommendations of the Company's independent consultants as well as historical practices at Siemens. The Compensation Committee based Mr. Wirth's annual bonus for fiscal year 1997 upon the Company's attainment of certain predetermined performance goals related to net sales, order entry, operating profits and after-tax profits.

In fiscal year 1997, Mr. Wirth was granted options to purchase 50,000 shares of stock. The number of shares awarded to Mr. Wirth was determined primarily by a comparison to the award sizes of chief executive officers in a survey group of companies with sales of less than $500 million per year provided by the Company's independent consultants, and by reviewing typical option grants made by similar companies in the industry. The options vest in equal installments on each of the first five anniversaries of the date of grant and have an exercise price equal to $16.875, the fair market value of the stock on the date of grant.

Policy with Respect to Qualifying Compensation for Deductibility

Section 162(m) of the Internal Revenue Code generally limits to $1,000,000 the tax deductible compensation paid for a particular year to the chief executive officer and to each of the four highest-paid executive officers who are employed as executive officers on the last day of such year (the "Covered Executive Officers"). Presently, because of the application of certain transition rules and grandfather provisions, the Company does not expect any of the Covered Executive Officers' compensation to be subject to the deductibility limit. While it is the Compensation Committee's intention to maximize the deductibility of compensation paid to executive officers, the Compensation Committee may, from time to time, reevaluate its policy with respect to Section 162(m).


                                      COMPENSATION COMMITTEE
                                      William R. Hoover
                                      Ralph E. Reins

Executive Compensation

     The following table presents information concerning compensation paid for services to the Company during fiscal 1997, 1996 and 1995 to the Chief Executive Officer and the four other most highly compensated executive officers (the "Named Executive Officers") of the Company, as well as to Joseph Ferrario.

                              SUMMARY COMPENSATION TABLE

                                                                                      Long-Term
                                                                                    Compensation
                                                                         Other        Securities
                                                                         Annual       Underlying      All Other
                                                                        Compens-       Options/       Compens-
Name and Principal Position       Year     Salary($)(1)    Bonus($)(2)  ation(3)        SARs(#)        ation(4)
---------------------------       ----     -----------     ----------   --------     ------------     ---------
Peter Wirth                       1997      $229,699         $58,425         --           50,000           --
   Chairman, Chief Executive      1996      $239,449         $40,683         --           42,000           --
   Officer, and President         1995      $231,236         $20,684         --              --            --

Hinrich Martinen                  1997      $198,928         $40,437         --           25,000           --
   Executive Vice President,      1996      $214,524         $40,683         --           36,000           --
   Research & Development, and    1995      $206,796         $20,684         --              --            --
   Chief Technical Officer

Gunther Braun                     1997      $144,291         $25,617         --           20,000           --
   Executive Vice President,      1996      $137,110         $33,903         --           36,000           --
   Finance and Administration     1995      $129,980         $13,789         --              --            --
   and Chief Financial Officer

Walter Volkmar                    1997      $126,443         $28,611         --           20,000           --
   General Manager,               1996      $139,375         $19,944         --           30,000           --
   RSL Marking Division           1995      $132,675         $20,250         --              --            --

Richard Walker                    1997      $133,575         $36,254         --           20,000        $3,141
   General Manager, RSI           1996      $117,533         $41,648         --           24,000        $3,526
                                  1995      $112,966         $49,754         --              --         $3,267

Joseph Ferrario                   1997      $223,551         $43,445         --              --            --
   President, RSI (5)             1996      $139,100         $49,754       $9,437         30,000        $3,370
                                  1995      $133,900         $31,399         --              --         $5,510



-------------

(1) Amounts paid in German marks have been translated into U.S. dollars at the weighted average exchange rate for the relevant fiscal year (for fiscal year ended September 30, 1995: US$1.00 : DM 1.4504; for fiscal year ended September 30, 1996: US$1.00 : DM 1.4748; for fiscal year ended September 30, 1997: US$1.00 : DM 1.6688).

(2) Includes discretionary bonuses awarded by Siemens (with respect to Messrs. Wirth, Martinen and Braun), and bonuses awarded pursuant to the RSL Annual Bonus Plan (with respect to Mr. Volkmar)

(3) Amount shown represents tax reimbursement payments made to Mr. Ferrario by RSI.

(4) Amounts shown represent matching contributions made by RSI on behalf of Mr. Walker and Mr. Ferrario in accordance with the terms of the Siemens Savings Plan (through the date of the IPO) and the Rofin-Sinar, Inc. 401(k) Plan (subsequent to the IPO), in which Mr. Walker, Mr. Ferrario, and other RSI employees participated.

(5) Pursuant to a letter agreement between the Company and Mr. Ferrario, Mr. Ferrario's employment as President of RSI terminated effective December 20, 1996 and Mr. Ferrario's employment relationship with the Company terminated as of June 30, 1997 (See - Termination of Employment Agreement with Mr. Ferrario.


     The following table presents information concerning grants of stock options during fiscal 1997 to each of the Named Executive Officers.

            INDIVIDUAL GRANTS OPTION/SAR GRANTS IN FISCAL YEAR 1997



                      Number of       % of Total                                          Potential Realizable Value
                     Securities        Options                                             at Assumed Annual Rates
                     Underlying       Granted to                                               of Stock Price
                      Options         Employees      Exercise                              Appreciation for Option
                     Granted (#)      in Fiscal     Price ($ / Sh)     Expiration                  Term (3)
    Name                 (1)             Year             (2)             Date              5% ($)           10% ($)
    ----             ------------      ----------    --------------     ----------         --------         ---------
Peter Wirth             50,000          25.91%           $16.875         9/26/07           530,500          1,344,500
Hinrich Martinen        25,000          12.95%           $16.875         9/26/07           265,250            672,250
Gunther Braun           20,000          10.36%           $16.875         9/26/07           212,200            537,800
Walter Volkmar          20,000          10.36%           $16.875         9/26/07           212,200            537,800
Richard Walker          20,000          10.36%           $16.875         9/26/07           212,200            537,800
Joseph Ferrario             -            0.00%                -               -                 -                  -



-----------------

(1) All option grants to the Named Executive Officers were made pursuant to the Equity Incentive Plan.

(2) All options were granted to the Named Executive Officers at an exercise price equal to the fair market value of the underlying stock on the date of grant. All options will vest and become exercisable in equal installments on each of the first five anniversaries of the date of grant. Pursuant to the terms of the awards, all options will, subject to the discretion of the Compensation Committee, become fully exercisable upon the occurrence of a change in control as defined in the Equity Incentive Plan.

(3) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent assumed rates of appreciation only, based on SEC rules, and do not represent the Company's estimate or projection of the Company's stock price in the future. Actual gains, if any, on stock option exercises depend upon the actual future performance of Common Stock and the continued employment of the option holders through the vesting period. The amounts reflected in this table may not necessarily be achieved.

                        AGGREGATED OPTION/SAR EXERCISES
                        IN FY 1997 AND FY 1997 YEAR-END
                               OPTION/SAR VALUES


                                                                            Value of
                                                        Number of          Unexercised
                                                       Unexercised         In-The-Money
                                                        Options at         Options at
                      Shares                            FY-end (#)          FY-End ($)
                    Acquired on        Value           Exercisable/       Exercisable /
      Name          Exercise (#)     Realized ($)      Unexercisable      Unexercisable (1)
      ----          -----------      ------------      -------------      ----------------
Peter Wirth             --               --            8,400/83,600       $60,900/$243,600
Hinrich Martinen        --               --            7,200/48,800       $52,200/$208,800
Gunther Braun           --               --            7,200/48,800       $52,200/$208,800
Walter Volkmar          --               --            6,000/44,000       $43,500/$174,000
Richard Walker          --               --            4,800/39,200       $34,800/$139,200
Joseph Ferrario         --               --               - /    -        $    - /$     -



------------
(1) Based on the closing price of Common Stock, as reported on the NASDAQ National Market, at September 30, 1997, which was $16-3/4 per share.

Pension Plans

RSL Pension Plan

     Messrs. Wirth, Martinen, Braun and Volkmar participate in the Rofin-Sinar Laser GmbH Pension Plan (the "RSL Pension Plan") for RSL executives, an unfunded plan in accordance with the typical practices of German companies. The RSL Pension Plan provides pensions to participants who (i) retire on or after age 60 or terminate employment due to a permanent disability and (ii) have served at least ten years with RSL at the time of separation.

     The annual benefits payable under the RSL Pension Plan, which commence at the statutory retirement age of 65 (according to German law), are based upon the age at which the participant leaves RSL. Book reserves are kept to record benefits accruals under the RSL Pension Plan. Messrs. Wirth, Martinen, Braun and Volkmar joined or were deemed to have joined (as applicable), the RSL Pension Plan on July 1, 1979, October 1, 1981, November 1, 1984 and March 1, 1985, respectively. Assuming retirement at or after age 60, Messrs. Wirth, Martinen, Braun and Volkmar would receive a monthly pension benefit of $2,530, $2,516, $1,760 and $1,172, respectively (at the German mark/U.S. dollar exchange rate in effect on December 31, 1997).

Rofin-Sinar Inc. Pension Plan

     Effective as of the closing of the IPO, RSI adopted a new defined benefit plan for its employees known as the Rofin-Sinar Inc. Pension Plan (the "Plan"), to which Siemens transferred all liabilities relating to RSI employees (including both active employees and retirees) under the Siemens Corporation Retirement Plan and an amount required under Section 414(l) of the Internal Revenue Code to satisfy such liabilities. Under that plan, employees receive annual pension benefits equal to the product of (i) the sum of 1.125% of the first $12,000 of average final compensation and 1.5% of "average final compensation" in excess of that amount, and (ii) the number of years of service in which the employee was employed by a participating employer. Average final compensation is based upon the period of four consecutive plan years out of the last ten full plan years preceding the employee's retirement which produces the highest amount.

     Mr. Walker is the only Named Executive Officer who currently participates in the Rofin-Sinar Inc. Pension Plan.

     The following table shows the estimated annual pension benefits provided by the Rofin-Sinar Inc. Pension Plan, based on the remuneration and years of service classifications indicated:

                              PENSION PLAN TABLE

                                      Years of Service
                    ---------------------------------------------------
Remuneration (1)      15          20        25        30          35
-----------------   -------    -------   -------   --------    --------
$125,000.........   $27,450    $36,600   $45,750   $ 54,900    $ 64,050
 150,000.........    33,075     44,100    55,125     66,150      77,175
 175,000.........    38,700     51,600    64,500     77,400      90,300
 200,000.........    44,325     59,100    73,875     88,650     103,425
 225,000.........    49,950     66,600    83,250     99,900     116,550
 250,000.........    55,575     74,100    92,625    111,150     129,675

-------------

(1) Annual pension benefits are calculated with respect to remuneration levels of up to $250,000, which amount is in excess of 120% of the covered compensation of Mr. Walker, the only Named Executive Officer who is participating in the Plan. The amounts shown are on a single life annuity basis and assume retirement at age 65. As of September 30, 1997, Mr. Walker had eight years of benefit service under the Plan. Mr. Walker's covered compensation under the Plan does not differ by more than 10% from his annual compensation set forth in the Summary Compensation Table.

Employment Agreements and Termination of Employment Arrangements

Employment Agreements with Named Executive Officers

     In August 1994, RSL entered into an employment agreement with Peter Wirth pursuant to which Mr. Wirth agreed to serve as RSL's General Manager. Mr. Wirth also agreed not to compete with RSL throughout the term of his employment with RSL and not to disclose any confidential information thereafter. In exchange for his services, RSL agreed to compensate Mr. Wirth with a base salary of $228,800 per annum (subject to annual adjustment). The agreement also provided for a yearly discretionary bonus determined by the Chairman of the Shareholder's Advisory Board of RSL. Effective with the IPO, this agreement terminated and the Company entered into a new employment agreement with Mr. Wirth, the terms of which are described below.

     In June 1987, RSL entered into an employment agreement with Hinrich Martinen pursuant to which Mr. Martinen agreed to serve as RSL's Technical Director - Research and Development Operations. Mr. Martinen also agreed not to compete with RSL throughout the term of his employment, and not to disclose any confidential information thereafter. In exchange for his services, RSL agreed to compensate Mr. Martinen with a base salary of $175,770 per annum (subject to annual adjustment). The agreement also provided for a yearly discretionary bonus determined by the Chairman of the Shareholder's Advisory Board of RSL. Effective with the IPO, this agreement terminated and the Company entered into a new employment agreement with Mr. Martinen, the terms of which are described below.

     In January 1994, RSL entered into an employment agreement with Gunther Braun pursuant to which Mr. Braun agreed to serve as RSL's Financial Director. Mr. Braun also agreed not to compete with RSL throughout the term of his employment with RSL and for six months thereafter, and not to disclose any confidential information thereafter. In exchange for his services, RSL agreed to compensate Mr. Braun with a base salary of $122,615 per annum (subject to annual adjustment). The agreement also provided for a yearly discretionary bonus determined by the Chairman of the Shareholder's Advisory Board of RSL. Effective with the IPO, this agreement terminated and the Company entered into a new employment agreement with Mr. Braun, the terms of which are described below.

     Effective with the IPO, the Company and RSL entered into new employment agreements with Messrs. Wirth, Martinen and Braun (collectively, the "New Employment Agreements"), under which the executives have retained the job titles specified in their prior employment agreements, and are entitled to a base compensation of not less than DM 367,500, DM 319,500 and DM 231,000, respectively ($245,000, $213,000 and $154,000, respectively, at an exchange rate of DM 1.5 per $1.00) plus a yearly discretionary bonus determined by the Compensation Committee. Each New Employment Agreement has an indefinite term, subject to earlier termination by either the Company and RSL or the executive upon two years' prior notice, which notice may not be given by either the Company and RSL or the executive prior to the second anniversary of the closing of the IPO. In accordance with the New Employment Agreements, each executive has agreed (i) not to disclose or exploit any of the Company's Confidential Information (as defined therein), (ii) to assign to the Company all inventions or improvements made by the executive in the course of his employment with the Company, and (iii) not to compete with the Company for a six month period after the completion of his term of employment with the Company. During any such six month period, the executive is entitled under German law to receive half of his monthly salary.

Termination of Employment Agreement with Mr. Ferrario

     In December 1996, the Company and Mr. Ferrario entered into a letter agreement (the "Termination Agreement") which terminated Mr. Ferrario's employment as President of RSI effective as of December 20, 1996. The Termination Agreement provided for a twelve month leave of absence (the "Leave"), during which time Mr. Ferrario was required to provide consulting services to the Company to the extent reasonably requested by the Company. Pursuant to the Termination Agreement, Mr. Ferrario was eligible to receive payments totaling $175,000 and was eligible to continue participation in all employee benefit plans and policies (other than RSI's 401(k) plan) in which he participated prior to December 20, 1996. The Termination Agreement stated that if Mr. Ferrario entered into employment with another employer at any time during the Leave, he immediately forfeited all rights under the Termination Agreement except his rights to the $175,000 payment. The Termination Agreement also contained certain non-competition and confidentiality covenants.

     Effective July 1, 1997, Mr. Ferrario accepted employment with another employer and, thus, under the terms of the Termination Agreement his employment with the Company was terminated. Pursuant to the Termination Agreement, Mr. Ferrario terminated participation in all Company employee benefit plans and policies in which he was participating and forfeited options to purchase 30,000 shares of Common Stock granted in connection with the IPO.

Stock Performance Graph

     The following graph presents the one-year total return for Rofin-Sinar Technologies Inc. Common Stock compared with the NASDAQ Stock Market Index and the S&P Technology Sector Index. Rofin-Sinar selected these comparative groups due to industry similarities and the fact that they contain several direct competitors.

     The graph assumes that the value of the investment in Rofin-Sinar Technologies Inc. Common Stock, the NASDAQ Stock Market Index, and the S&P Technology Sector Index each was $100 on September 26, 1996 (for Rofin-Sinar Technologies Inc. Common Stock) and August 31, 1996, (the most current published date preceding the IPO date, for the NASDAQ Stock Market index and the S&P Technology Sector Index), and that all dividends were reinvested. The S&P Technology Sector Index is weighted by market capitalization.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

               Rofin-Sinar            NASDAQ Stock       S&P Technology
            Technologies Inc.         Market Index        Sector Index
------      ----------------          ------------       --------------
8/31/96                                    100                 100
9/26/96           100
9/30/96           114                      108                 111
12/31/96          124                      113                 126
3/31/97           154                      107                 127
6/30/97           201                      126                 154
9/30/97           176                      148                 181

                                PROPOSAL TWO:
                        INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors recommend the appointment of KPMG Peat Marwick LLP, Independent Auditors for the Company since fiscal year 1994, to serve in the same capacity for the fiscal year ending September 30, 1998, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of KPMG Peat Marwick LLP. Unless otherwise instructed, the proxy holder will vote the proxies received for the ratification of KPMG Peat Marwick LLP as the independent auditors for fiscal 1998.

     In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders.

     A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.


Recommendation of the Board of Directors Concerning the Election of Independent Public Accountants

     The Board recommends a vote FOR ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent auditor for the current fiscal year.

                           EXPENSES OF SOLICITATION

     All expenses incurred in connection with the solicitation of proxies will be borne by the Company. The Company will request brokerage houses, custodians, fiduciaries and nominees to forward proxy materials to their principals and will reimburse them for their reasonable expenses in doing so. Solicitation may also be undertaken by mail, telephone and personal contact by directors, officers and employees of the Company without additional compensation.

     The Bank of New York, the Company's transfer agent and registrar, will receive and tabulate proxies.


                            STOCKHOLDERS' PROPOSALS

     Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company on or before Monday, January 25, 1999, to be eligible for inclusion in the Company's proxy statement and proxy relating to that meeting. Proposals should be addressed to Derek Heins, Secretary, Rofin-Sinar Technologies Inc., 45701
Mast Street, Plymouth, Michigan 48170.

     Under the Company's Certificate of Incorporation and By-Laws, stockholders desiring to nominate persons for election as directors or bring other business before the annual meeting must deliver or mail a notice to the Secretary that must be received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting is mailed or such public disclosure of the date of the annual meeting is made, whichever first occurs. Stockholders' notices must contain the specific information set forth in the Certificate of Incorporation and the By-Laws. Stockholders will be furnished a copy of the Company's Certificate of Incorporation and By-Laws without charge upon written request to the Secretary of the Company.

                               OTHER INFORMATION

     The Company knows of no other matters which will be presented for consideration at the Annual Meeting. If any other matters or proposals properly come before the meeting, including voting for the election of any person as a Director in place of a nominee named herein who becomes unable to serve or for good cause will not serve, and voting on proposals omitted from the proxy statement pursuant to the rules of the Securities and Exchange Commission, it is intended that proxies received will be voted in accordance with the discretion of the proxy holders.

     The Annual Report to Stockholders of the Company for the fiscal year ended September 30, 1997, which includes financial statements, is enclosed. The Annual Report does not form any part of the material for the solicitation of proxies.

     Any stockholder who desires a copy of the Company's 1997 Annual Report on Form 10-K filed with the Securities and Exchange Commission may obtain a copy (excluding exhibits) without charge by addressing a written request to the Secretary, Rofin-Sinar Technologies Inc., 45701 Mast Street,
Plymouth, Michigan 48170.


                                   By Order of the Board of Directors

                                   /s/ Peter Wirth
                                   ------------------------
                                   Peter Wirth
                                   Chairman of the Board,
                                   President and
                                   Chief Executive Officer


Plymouth, Michigan
January 28, 1998

                       ROFIN-SINAR TECHNOLOGIES INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Peter Wirth, Gunther Braun and Derek Heins as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the Common Shares of Rofin-Sinar Technologies Inc. which the undersigned is entitled to vote at the Annual Meeting to be held on March 25, 1998 or any adjournment thereof.

     This proxy will be voted as directed. If no direction is indicated, this proxy will be voted FOR proposals 1 and 2.

1. Election of Directors: For Election to Term Expiring in 2001: Hinrich Martinen and Gary Willis

    / / For         / / Withheld        / / Exceptions *

    * Exceptions _______________________

    To vote your shares for all Director nominees, mark the "For" box on item 1.  To withhold voting for all nominees, mark the "Withheld" box.
    if you do not wish your shares voted "For" a particular nominee, mark the "Exceptions" box and enter the name(s) of the exception(s) in the space provided.

2. Proposal to ratify the appointment of KPMG Peat Marwick LLP as the Company's independent accountants for the fiscal year ending September 30, 1998.

    / / For         / / Against         / / Abstain

3. In their discretion, the Proxies are authorized to vote upon such other further business, if any, as lawfully may be brought before the meeting.